Exhibit 99.1

IIoT – OXYS Inc. Announces the Release of its Intelligent Edge Computing Software Platform and Product Offering.

CAMBRIDGE, MA, June 26, 2018 (GLOBE NEWSWIRE) --IIoT-OXYS Inc. announced today the release of Version 1.0 of its Intelligent Edge computing platform. This versatile, modular, and scalable software platform for edge devices is a fully containerized (i.e. virtualized) software suite that allows effective data collection, data reduction, and generation of insights right at the Edge. Cliff Emmons, CEO of IIoT-OXYS Inc. explained, “we are positioned squarely as an Edge Computing and Advanced Algorithm Company. There is an industry-wide trend to push computation, intelligence, and insight to as low a level as possible. Cutting through all the industry jargon, at the end of the day it is the power of algorithms that brings meaning and relevance to data, and that is our central focus.”

Patrick Phillips, COO of IIoT-OXYS Inc., added that “Intelligent Edge is the culmination of a focused development effort where we have created an edge computing platform that enables raw data to be powerfully manipulated and transformed into actionable insights with modest computational resources. We have done this in a fully modular manner and implemented on actual edge devices in real-world, harsh environments.” Anthony Coufal, CTO of IIoT-OXYS Inc., further elaborated that “we have fulfilled one of our stated visions in that we have used largely open source tools to create powerful proprietary algorithm content for our clients. Furthermore our methods fully exploit containerized computing, which is a software virtualization technique resulting in maximum portability across many different devices. In summary, this enables us to rapidly design, configure, and deploy a wide range of solutions for our customers, not just provide hardware or untethered software apps with no connection to real devices.”

Cliff Emmons, CEO of IIoT-OXYS Inc., concluded that “we are very excited about achieving this important milestone and we are actively applying this technology in the services and products we are offering to our clients. Several current and future customer projects are utilizing our Intelligent Edge solutions. However this is just the beginning. Even as we successfully deliver today’s solutions, we are further refining the algorithmic and analytical methods embodied in our Version 1.0 as we continually evolve in response to customer and market needs.”

Forward-Looking Statements

This news release contains forward-looking statements that reflect Management's current views about future events and financial performance. Forward-looking statements often contain words such as ''expects,'' ''anticipates,'' ''intends,'' or ''believes.'' Our forward-looking statements are subject to a number of risks and uncertainties that may cause actual results and events to differ materially from those projected in the forward-looking statements. Risks and uncertainties that could adversely affect us include, without limitation, the loss of major customers, our failure to obtain new contracts, our inability to patent products or processes, our infringement of patents held by others, our inability to finance our business and the other risks and uncertainties that are discussed in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this news release are made only as of the date of this news release. We undertake no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Clifford L. Emmons

CEO

IIoT-OXYS, Inc.

info@oxyscorp.com

+1 617 500 5101

www.oxyscorp.com

www.herelab.io

SOURCE: IIoT-OXYS, Inc.